Exhibit 99.10
CONSENT OF GOLDMAN, SACHS & CO.
May 10, 2006
Board of Directors
BellSouth Corporation
1155 Peachtree Street, N.E.
Atlanta, GA 30309-3610

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of AT&T Inc. filed on May 10, 2006 (File No. 333-132904)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated March 4, 2006, with respect to the fairness from a financial point of view to the holders of the common stock, par value $1.00 per share (the “Shares”), of BellSouth Corporation (the “Company”) of the Exchange Ratio (as defined in the opinion letter) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of March 4, 2006, among the Company, AT&T Inc. (“AT&T”) and ABC Consolidation Corp., a wholly owned subsidiary of AT&T.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of BellSouth’s Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—BellSouth’s Reasons for the Merger”, “The Merger—Opinions of BellSouth’s Financial Advisors—Opinion of Goldman Sachs”, “The Merger—Financial Analyses of BellSouth’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)